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                                                                     Exhibit 5


                       DANNINGER MEDICAL TECHNOLOGY, INC.


                                 August 16, 1995

Danninger Medical Technology, Inc.
4140 Fisher Road

Columbus, Ohio 43228

         Re:     Registration Statement on Form S-8
                 Danninger Medical Technology, Inc. Stock Fund (the "DMT Fund") of the Danninger Medical Technology, Inc. Retirement 401(K) Savings Plan and Trust (the "Plan")

Gentlemen:

         We have acted as counsel for Danninger Medical Technology, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 250,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), and an indeterminable number of participation interests in the DMT Fund (the "Participation Interests"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.

         Pursuant to the Plan, the Shares will be purchased on behalf of the participants either directly from the Company or in the open market at prevailing market prices. Based on the foregoing, we are of the opinion that the Shares and the Participation Interests will, when issued and paid for in accordance with the provisions of the Plan, be fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Porter, Wright, Morris & Arthur
                                    ---------------------------------
                                    PORTER, WRIGHT, MORRIS & ARTHUR